STEGMAN
& COMPANY
CERTIFIED PUBLIC ACCOUNTANTS AND MANAGEMENT CONSULTANTS SINCE 1915

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Mega Group, Inc. and subsidiary on Form S-8 (Nos. 333-64317, 333-64319, 333-60214, and 333-105159) of our report dated March 30, 2007 with respect to the consolidated balance sheets of Mega Group, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years then ended, which appear in the Annual Report on Form 10-KSB of Mega Group, Inc. for the year ended December 31, 2006.

Stegman & Company

/s/ Stegman & Company

Baltimore, Maryland
April 2, 2007

Suite 100, 405 East Joppa Road Baltimore, Maryland 21286 • 410-823-8000 • 1-800-686-3883 • Fax: 410-296-4815
• www.stegman.com •